                                 FOOTHILL PLACE
                            2260 SOUTH FOOTHILL DRIVE
                              SALT LAKE CITY, UTAH

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                                AS OF MAY 2, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                    [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                   JULY 10, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.("Plaintiffs") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE: FOOTHILL PLACE
    2260 SOUTH FOOTHILL DRIVE
    SALT LAKE CITY, SALT LAKE COUNTY, UTAH

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 450 units with a total of 415,254 square feet of rentable area. The improvements were built in 1973. The improvements are situated on 18.93 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 82% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
FOOTHILL PLACE, SALT LAKE CITY, UTAH

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 2, 2003 is:

                                            ($21,500,000)

                                        Respectfully submitted,

                                        AMERICAN APPRAISAL ASSOCIATES, INC.

                                        -s- Jude Flynn
                                        --------------------
July 10, 2003                           Jude Flynn, MAI, SRA
#053272                                 Managing Principal, Real Estate Group
                                        Utah Temporary Practice Permit #CG021105

Report By:
Jude T. Flynn, MAI, SRA

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
FOOTHILL PLACE, SALT LAKE CITY, UTAH

                               TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA
Executive Summary ..................................................      4
Introduction .......................................................      9
Area Analysis ......................................................     11
Market Analysis ....................................................     14
Site Analysis ......................................................     16
Improvement Analysis ...............................................     16
Highest and Best Use ...............................................     17

                                   VALUATION

Valuation Procedure ................................................     18
Sales Comparison Approach ..........................................     20
Income Capitalization Approach .....................................     26
Reconciliation and Conclusion ......................................     38

                                    ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
FOOTHILL PLACE, SALT LAKE CITY, UTAH

                                EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                Foothill Place
LOCATION:                     2260 South Foothill Drive
                              Salt Lake City, Utah

INTENDED USE OF ASSIGNMENT:   Court Settlement
PURPOSE OF APPRAISAL:         "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:           Fee simple estate

DATE OF VALUE:                May 2, 2003
DATE OF REPORT:               July 10, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
  Size:                       18.93 acres, or 824,591 square feet
  Assessor Parcel No.:        16-23-101-004
  Floodplain:                 Community Panel No. 49990106-0001D (September
                              30, 1994)
                              Flood Zone X, an area outside the floodplain.
  Zoning:                     RMF-35 (Medium to High Density Multi-Family
                              Development)

BUILDING:
  No. of Units:               450 Units
  Total NRA:                  415,254 Square Feet
  Average Unit Size:          923 Square Feet
  Apartment Density:          23.8 units per acre
  Year Built:                 1973

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                                                        MARKET RENT
                                                    ------------------
  UNIT TYPE       NUMBER OF UNITS    SQUARE FEET    PER UNIT    PER SF    MONTHLY INCOME    ANNUAL INCOME
--------------    ---------------    -----------    --------    ------    --------------    -------------
1Br/1Ba - A1             73               695       $    550    $ 0.79    $       40,150    $     481,800
2Br/1Ba - A2            143               775       $    600    $ 0.77    $       85,800    $   1,029,600
2Br/1Ba - A3             84               991       $    705    $ 0.71    $       59,220    $     710,640
2Br/1.5Ba - A4           68             1,150       $    725    $ 0.63    $       49,300    $     591,600
2Br/2Ba - A5             82             1,125       $    710    $ 0.63    $       58,220    $     698,640
                                                                          -------------------------------
                                                                Totals    $      292,690    $   3,512,280
                                                                          ===============================

OCCUPANCY:                    82%
ECONOMIC LIFE:                45 Years

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
FOOTHILL PLACE, SALT LAKE CITY, UTAH

EFFECTIVE AGE:                18 Years
REMAINING ECONOMIC LIFE:      27 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                              SUBJECT PHOTOGRAPHS

 [PICTURE]                                                    [PICTURE]

PARKING AREA                                             EXTERIOR - REAR VIEW

                                    AREA MAP

                                     [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
FOOTHILL PLACE, SALT LAKE CITY, UTAH

                                NEIGHBORHOOD MAP

                                     [MAP]

HIGHEST AND BEST USE:
  As Vacant:                  Hold for future multi-family development
  As Improved:                Continuation as its current use

METHOD OF VALUATION:          In this instance, the Sales Comparison and Income
                              Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
FOOTHILL PLACE, SALT LAKE CITY, UTAH

PART TWO - ECONOMIC INDICATORS

                                              Amount            $/Unit
                                         ------------------   --------------
INCOME CAPITALIZATION APPROACH

DIRECT CAPITALIZATION

Potential Rental Income                  $3,512,280           $7,805
Effective Gross Income                   $3,428,306           $7,618
Operating Expenses                       $1,306,599           $2,904           38.1% of EGI
Net Operating Income:                    $1,964,207           $4,365

Capitalization Rate                      9.00%
DIRECT CAPITALIZATION VALUE              $21,300,000 *        $47,333 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:

Holding Period                           10 years
2002 Economic Vacancy                    16%
Stabilized Vacancy & Collection Loss:    12%
Lease-up / Stabilization Period          12 months
Terminal Capitalization Rate             9.75%
Discount Rate                            11.50%
Selling Costs                            2.00%
Growth Rates:
  Income                                 3.00%
  Expenses:                              3.00%
DISCOUNTED CASH FLOW VALUE               $21,800,000 *        $48,444 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE   $21,500,000          $47,778 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
  Range of Sales $/Unit (Unadjusted)     $47,533 to $77,703
  Range of Sales $/Unit (Adjusted)       $45,156 to $47,783
VALUE INDICATION - PRICE PER UNIT        $20,600,000 *        $45,778 / UNIT

EGIM ANALYSIS
  Range of EGIMs from Improved Sales     6.36 to 8.13
  Selected EGIM for Subject              6.50
  Subject's Projected EGI                $3,428,306
EGIM ANALYSIS CONCLUSION                 $21,700,000 *        $48,222 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION         $21,000,000 *        $46,667 / UNIT

RECONCILED SALES COMPARISON VALUE        $21,000,000          $46,667 / UNIT

----------
* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
FOOTHILL PLACE, SALT LAKE CITY, UTAH

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
  Price Per Unit                         $20,600,000
  NOI Per Unit                           $21,000,000
  EGIM Multiplier                        $21,700,000
INDICATED VALUE BY SALES COMPARISON      $21,000,000          $46,667 / UNIT

INCOME APPROACH:
  Direct Capitalization Method:          $21,300,000
  Discounted Cash Flow Method:           $21,800,000
INDICATED VALUE BY THE INCOME APPROACH   $21,500,000          $47,778 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:     $21,500,000          $47,778 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
FOOTHILL PLACE, SALT LAKE CITY, UTAH

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 2260 South Foothill Drive, Salt Lake City, Salt Lake County, Utah. Salt Lake City identifies it as 16-23-101-004.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Jude T. Flynn, MAI, SRA on May 2, 2003. Jude T. Flynn, MAI, SRA performed the research, valuation analysis and wrote the report. Jude T. Flynn, MAI, SRA has extensive experience in appraising similar properties and meets the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 2, 2003. The date of the report is July 10, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
FOOTHILL PLACE, SALT LAKE CITY, UTAH

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD

   MARKETING PERIOD:          6 to 12 months
   EXPOSURE PERIOD:           6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in CCP - 4. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
FOOTHILL PLACE, SALT LAKE CITY, UTAH

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Salt Lake City, Utah. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being various. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East - Wasatch Mountains
West - Route 181
South - Interstate 80
North - East 2100 Street

MAJOR EMPLOYERS

Major employers in the subject's area include the State of Utah, Intermountain Health Care, University of Utah, Brigham Young University, Hill Air Force Base, Wal-Mart Stores, Convergys, Utah State University, Smith's Food King, U.S. Postal Service and Novus (Discover Card). The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
FOOTHILL PLACE, SALT LAKE CITY, UTAH

                            NEIGHBORHOOD DEMOGRAPHICS

                                                   AREA
                               --------------------------------------------
          CATEGORY             1-Mi. RADIUS    3-Mi. RADIUS    5-Mi. RADIUS      MSA
---------------------------    ------------    ------------    ------------    ---------
POPULATION TRENDS
Current Population                    9,478          88,038         217,526    1,380,958
5-Year Population                     9,705          88,713         223,109    1,503,822
% Change CY-5Y                          2.4%            0.8%            2.6%         8.9%
Annual Change CY-5Y                     0.5%            0.2%            0.5%         1.8%

HOUSEHOLDS
Current Households                    3,661          34,432          88,976      447,829
5-Year Projected Households           3,735          34,967          91,436      488,239
% Change CY - 5Y                        2.0%            1.6%            2.8%         9.0%
Annual Change CY-5Y                     0.4%            0.3%            0.6%         1.8%

INCOME TRENDS
Median Household Income        $     68,321    $     58,590    $     39,499    $  55,128
Per Capita Income              $     34,265    $     27,992    $     24,951    $  20,663
Average Household Income       $     87,195    $     71,672    $     61,023    $  63,717

Source: Demographics Now

The subject neighborhood's population is expected to show increases below that of the region. The immediate market offers superior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS



                                                   AREA
                               --------------------------------------------
         CATEGORY              1-Mi. RADIUS    3-Mi. RADIUS    5-Mi. RADIUS       MSA
---------------------------    ------------    ------------    ------------    ---------
HOUSING TRENDS
% of Households Renting               28.87%          28.19%          40.49%       26.58%
5-Year Projected % Renting            27.82%          27.35%          38.87%       25.40%

% of Households Owning                66.22%          66.91%          51.60%       68.01%
5-Year Projected % Owning             67.30%          67.80%          53.40%       69.56%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
FOOTHILL PLACE, SALT LAKE CITY, UTAH

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:
North - Residential
South - Commercial
East  - Commercial
West  - Commercial

CONCLUSIONS

The subject is well located within the city of Salt Lake City. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
FOOTHILL PLACE, SALT LAKE CITY, UTAH

                                 MARKET ANALYSIS

The subject property is located in the city of Salt Lake City in Salt Lake County. The overall pace of development in the subject's market is more or less stable. Overall, new development of apartment units subsided after the 2002 Winter Olympics. There are an estimated 106,000 apartment units total. There is currently 765 units scheduled to be completed by September, 2003. The bulk of new construction is on the West side of the city. The following table illustrates historical vacancy rates for the subject's market.

                             HISTORICAL VACANCY RATE

Period    Region    Submarket
------    ------    ---------
 1993        2.8%         N/A
 1994        3.1%         N/A
 1995        3.5%         N/A
 1996        4.3%         N/A
 1997        5.3%         4.8%
 1998        6.8%         6.6%
 1999        7.7%         8.2%
 2000        6.3%         5.9%
 2001        7.1%         7.1%
 2002       10.9%        10.3%

Source: Equimark Properties - January 2003 Market Surve

Occupancy trends in the subject's market are decreasing. Historically speaking, the subject's submarket has equated the overall market.

Market rents in the subject's market have been following a decreasing trend. The following table illustrates historical rental rates for the subject's market.

                             HISTORICAL AVERAGE RENT

Period    Region    % Change    Submarket    % Change
------    ------    --------    ---------    --------
 4Q01     $  649           -    $     613           -
 2Q02     $  649         0.0%   $     605        -1.3%
 4Q02     $  649         0.0%   $     599        -1.0%

Source: Equimark Properties - January 2003 Market Survey

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
FOOTHILL PLACE, SALT LAKE CITY, UTAH

                             COMPETITIVE PROPERTIES

  No.         Property Name       Units    Ocpy.    Year Built       Proximity to subject
-------    -------------------    -----    -----    -----------    -------------------------
  R-1      The Palladio             245       97%   1996 & 1997    4-mile from the subject
  R-2      The Covey                 75       96%      1909        4-mile from the subject
  R-3      Santa Fe                 492       93%        15        6-mile from the subject
  R-4      Irving School House      232       93%       100        1.5-mile from the subject
  R-5      Pinnacle Highland        522       90%         8        2-mile from the subject
Subject    Foothill Place           450       82%      1973

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
FOOTHILL PLACE, SALT LAKE CITY, UTAH

                              PROPERTY DESCRIPTION

SITE ANALYSIS

  Site Area                   18.93 acres, or 824,591 square feet
  Shape                       Irregular
  Topography                  Level
  Utilities                   All necessary utilities are available to the site.
  Soil Conditions             Stable
  Easements Affecting Site    None other than typical utility easements
  Overall Site Appeal         Good
  Flood Zone:
    Community Panel           49990106-0001D, dated September 30, 1994
    Flood Zone                Zone X
  Zoning                      RMF-35, the subject improvements represent a legal
                              conforming use of the site.

REAL ESTATE TAXES

                          ASSESSED VALUE - 2002
                -----------------------------------------   TAX RATE /  PROPERTY
PARCEL NUMBER      LAND         BUILDING        TOTAL       MILL RATE     TAXES
-------------   -----------   ------------   ------------   ---------   ---------
16-23-101-004   $4,617,700    $16,483,600    $21,101,300    0.01483     $303,093
                                                                         (2001)

IMPROVEMENT ANALYSIS

  Year Built                  1973
  Number of Units             450
  Net Rentable Area           415,254 Square Feet
  Construction:
    Foundation                Reinforced concrete slab
    Frame                     Heavy or light wood
    Exterior Walls            Brick or masonry
    Roof                      Composition shingle over a wood truss structure
  Project Amenities           Amenities at the subject include a swimming pool,
                              spa/jacuzzi, volleyball court, sand volleyball,
                              gym room, laundry room, and parking area.
Unit Amenities                Individual unit amenities include a garage,
                              balcony, fireplace, cable TV connection, and washer dryer connection. Appliances available in each unit include a refrigerator, stove, dishwasher, garbage disposal, and oven.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
FOOTHILL PLACE, SALT LAKE CITY, UTAH

Unit Mix:

                  Number of    Unit Area
  Unit Type         Units      (Sq. Ft.)
--------------    ---------    ---------
1Br/1Ba - A1          73          695
2Br/1Ba - A2         143          775
2Br/1Ba - A3          84          991
2Br/1.5Ba - A4        68        1,150
2Br/2Ba - A5          82        1,125

Overall Condition             Average
Effective Age                 18 years
Economic Life                 45 years
Remaining Economic Life       27 years
Deferred Maintenance          None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1973 and consist of a 450-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
FOOTHILL PLACE, SALT LAKE CITY, UTAH

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
FOOTHILL PLACE, SALT LAKE CITY, UTAH

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
FOOTHILL PLACE, SALT LAKE CITY, UTAH

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
FOOTHILL PLACE, SALT LAKE CITY, UTAH

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                             COMPARABLE                  COMPARABLE
          DESCRIPTION                         SUBJECT                          I - 1                       I - 2
-----------------------------------------------------------------------------------------------------------------------------
  Property Name                    Foothill Place                  Brighton Place                Mountain Shadows
LOCATION:
  Address                          2260 South Foothill Drive       6900 South 135 West           3825 South 700 West
  City, State                      Salt Lake City, Utah            Midlvale, Utah                Salt Lake City, Utah
  County                           Salt Lake County                Salt Lake County              Salt Lake County
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)           415,254                         305,232                       213,930
  Year Built                       1973                            1982                          1985
  Number of Units                  450                             336                           262
  Unit Mix:                            Type               Total      Type          Total          Type                  Total
                                   1Br/1Ba - A1             73     1BR/1BA          132          1BR/1BA                  80
                                   2Br/1Ba - A2            143     2BR/1BA          156          2BR/1BA                 132
                                   2Br/1Ba - A3             84     3BR/2BA           48          3BR/2BA                  50
                                   2Br/1.5Ba - A4           68
                                   2Br/2Ba - A5             82

  Average Unit Size (SF)           923                             908                           817
  Land Area (Acre)                 18.9300                         21.6600                       12.3000
  Density (Units/Acre)             23.8                            15.5                          21.3
  Parking Ratio (Spaces/Unit)      2.00                            1.49                          1.50
  Parking Type (Gr., Cov., etc.)   Garage, Open Covered            Covered, Open                 Covered, Open
CONDITION:                         Average                         Average                       Average
APPEAL:                            Average                         Average                       Average
AMENITIES:
  Pool/Spa                         Yes/Yes                         Yes/No                        Yes/No
  Gym Room                         Yes                             Yes                           Yes
  Laundry Room                     Yes                             No                            No
  Secured Parking                  No                              No                            No
  Sport Courts                     No                              Yes                           Yes
OCCUPANCY:                         82%                             90%                           92%
TRANSACTION DATA:
  Sale Date                                                        April, 2001                   July, 2001
  Sale Price ($)                                                   $16,900,000                   $12,500,000
  Grantor                                                          Archstone C.A.                Archstone C.A.

  Grantee                                                          Wasatach Management           CDS Investments SLC
  Sale Documentation                                               N/A                           N/A
  Verification                                                     David Anderson, App.          David Anderson, App.
  Telephone Number                                                 801-281-4600                  801-281-4600
ESTIMATED PRO-FORMA:                                                Total $    $/Unit   $/SF      Total $     $/Unit  $/SF
---------------------------------------------------------------------------------------------------------------------------
  Potential Gross Income                                           $2,805,545  $8,350   $9.19     $2,108,876  $8,049  $9.86
  Vacancy/Credit Loss                                              $  202,781  $  604   $0.66     $  142,380  $  543  $0.67
                                                                   --------------------------------------------------------
  Effective Gross Income                                           $2,602,764  $7,746   $8.53     $1,966,496  $7,506  $9.19
  Operating Expenses                                               $1,076,004  $3,202   $3.53     $  824,951  $3,149  $3.86
                                                                   --------------------------------------------------------
  Net Operating Income                                             $1,526,760  $4,544   $5.00     $1,141,545  $4,357  $5.34
---------------------------------------------------------------------------------------------------------------------------
NOTES:

  PRICE PER UNIT                                                              $50,298                        $47,710
  PRICE PER SQUARE FOOT                                                       $ 55.37                        $ 58.43
  EXPENSE RATIO                                                                  41.3%                          42.0%
  EGIM                                                                           6.49                           6.36
  OVERALL CAP RATE                                                               9.03%                          9.13%
  Cap Rate based on Pro Forma or Actual Income?

                                          COMPARABLE                     COMPARABLE                     COMPARABLE
          DESCRIPTION                        I - 3                         I - 4                           I - 5
-----------------------------------------------------------------------------------------------------------------------------
  Property Name                    Riverbend                      Raintree Apartments          Alpine Meadows
LOCATION:
  Address                          845 West River Hollow Road     870 North 900 West           845 East 9000 South
  City, State                      Salt Lake City, Utah           Salt Lake City, Utah         Sandy, Utah
  County                           Salt Lake County               Salt Lake County             Salt Lake County
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)           143,000                        110,740                      205,638
  Year Built                       1985                           1984                         1996
  Number of Units                  156                            152                          222
  Unit Mix:                         Type                Total      Type             Total       Type               Total
                                   1BR/1BA               156      1BR/1BA            152       1BR/1BA              112
                                   2BR/1BA                44      2BR/1BA             44       2BR/1BA               32
                                                                                               2BR/2BA               56
                                                                                               3BR/2 BA              22

  Average Unit Size (SF)           917                            729                          926
  Land Area (Acre)                 8.4300                         7.6200                       14.4900
  Density (Units/Acre)             18.5                           19.9                         15.3
  Parking Ratio (Spaces/Unit)      1.50                           1.50                         1.50
  Parking Type (Gr., Cov., etc.)   Covered, Open                  Covered, Open                Garage, Open
CONDITION:                         Average                        Average                      Excellent
APPEAL:                            Average                        Average                      Excellent
AMENITIES:
  Pool/Spa                         Yes/No                         Yes/No                       Yes/No
  Gym Room                         Yes                            Yes                          Yes
  Laundry Room                     No                             No                           No
  Secured Parking                  No                             No                           Yes
  Sport Courts                     Yes                            Yes                          Yes
OCCUPANCY:                         87%                            89%                          93%
TRANSACTION DATA:
  Sale Date                        December, 2001                 December, 2001               April, 2002
  Sale Price ($)                   $9,800,000                     $7,225,000                   $17,250,000
  Grantor                          Archstone Smith Operating      Archstone Smith Operating    Aquiport Alpine Meadows, Inc.
                                   Trust                          Trust
  Grantee                          Revierbend Matrix LLC          Raintree Infinity LLC        SSR Realty Advisors
  Sale Documentation               N/A                            N/A                          N/A
  Verification                     David Anderson, App.           David Anderson, App.         David Anderson, App.
  Telephone Number                 801-281-4600                   801-281-4600                 801-281-4600
ESTIMATED PRO-FORMA:                Total $  $/Unit   $/SF         Total $  $/Unit $/SF         Total $     $/Unit      $/SF
-----------------------------------------------------------------------------------------------------------------------------
  Potential Gross Income           $      0  $    0  $0.00        $      0  $    0 $0.00       $2,122,787   $9,562     $10.32
  Vacancy/Credit Loss              $      0  $    0  $0.00        $      0  $    0 $0.00       $        0   $    0     $ 0.00
                                   ------------------------------------------------------------------------------------------
  Effective Gross Income           $      0  $    0  $0.00        $      0  $    0 $0.00       $2,122,787   $9,562     $10.32
  Operating Expenses               $      0  $    0  $0.00        $      0  $    0 $0.00       $  756,720   $3,409     $ 3.68
                                   ------------------------------------------------------------------------------------------
  Net Operating Income             $891,800  $5,717  $6.24        $625,000  $4,112 $5.64       $1,366,067   $6,153     $ 6.64
-----------------------------------------------------------------------------------------------------------------------------
NOTES:

  PRICE PER UNIT                               $62,821                       $47,533                        $77,703
  PRICE PER SQUARE FOOT                        $68.53                        $65.24                         $83.89
  EXPENSE RATIO                                N/A                           N/A                            35.6%
  EGIM                                         N/A                           N/A                            8.13
  OVERALL CAP RATE                             9.10%                         8.65%                          7.92%
  Cap Rate based on Pro Forma or Actual Income?

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
FOOTHILL PLACE, SALT LAKE CITY, UTAH

                               IMPROVED SALES MAP

                                     [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $47,533 to $77,703 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $45,156 to $47,783 per unit with a mean or average adjusted price of $46,400 per unit. The median adjusted price is $46,622 per unit. Based on the following analysis, we have concluded to a value of $47,000 per unit, which results in an "as is" value of $20,600,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
FOOTHILL PLACE, SALT LAKE CITY, UTAH

SALES ADJUSTMENT GRID

                                                                              COMPARABLE                    COMPARABLE
             DESCRIPTION                       SUBJECT                           I - 1                         I - 2
-----------------------------------------------------------------------------------------------------------------------------
    Property Name                      Foothill Place                Brighton Place                  Mountain Shadows
    Address                            2260 South Foothill Drive     6900 South 135 West             3825 South 700 West
    City                               Salt Lake City, Utah          Midlvale, Utah                  Salt Lake City, Utah
    Sale Date                                                        April, 2001                     July, 2001
    Sale Price ($)                                                   $16,900,000                     $12,500,000
    Net Rentable Area (SF)             415,254                       305,232                         213,930
    Number of Units                    450                           336                             262
    Price Per Unit                                                   $50,298                         $47,710
    Year Built                         1973                          1982                            1985
    Land Area (Acre)                   18.9300                       21.6600                         12.3000
VALUE ADJUSTMENTS                             DESCRIPTION                DESCRIPTION          ADJ.         DESCRIPTION    ADJ.
    Property Rights Conveyed           Fee Simple Estate             Fee Simple Estate         0%    Fee Simple Estate     0%
    Financing                                                        Cash To Seller            0%    Cash To Seller        0%
    Conditions of Sale                                               Arm's Length              0%    Arm's Length          0%
    Date of Sale (Time)                                              04-2001                   0%    July, 2001            0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                                             $50,298                         $47,710
    Location                                                         Comparable                0%    Comparable            0%
    Number of Units                    450                           336                       0%    262                   0%
    Quality / Appeal                   Average                       Comparable                0%    Comparable            0%
    Age / Condition                    1973                          1982 / Average            0%    1985 / Average        0%
    Occupancy at Sale                  82%                           90%                      -5%    92%                  -5%
    Amenities                          Good                          Comparable                0%    Comparable            0%
    Average Unit Size (SF)             923                           908                       0%    817                   0%
PHYSICAL ADJUSTMENT                                                                           -5%                         -5%
FINAL ADJUSTED VALUE ($/UNIT)                                                   $47,783                         $45,324

                                                COMPARABLE                    COMPARABLE                    COMPARABLE
             DESCRIPTION                          I - 3                         I - 4                         I - 5
-----------------------------------------------------------------------------------------------------------------------------
    Property Name                      Riverbend                     Raintree Apartments           Alpine Meadows
    Address                            845 West River Hollow Road    870 North 900 West            845 East 9000 South
    City                               Salt Lake City, Utah          Salt Lake City, Utah          Sandy, Utah
    Sale Date                          December, 2001                December, 2001                April, 2002
    Sale Price ($)                     $9,800,000                    $7,225,000                    $17,250,000
    Net Rentable Area (SF)             143,000                       110,740                       205,638
    Number of Units                    156                           152                           222
    Price Per Unit                     $62,821                       $47,533                       $77,703
    Year Built                         1985                          1984                          1996
    Land Area (Acre)                   8.4300                        7.6200                        14.4900
VALUE ADJUSTMENTS                             DESCRIPTION    ADJ.           DESCRIPTION      ADJ.       DESCRIPTION     ADJ.
    Property Rights Conveyed           Fee Simple Estate     0%      Fee Simple Estate        0%   Fee Simple Estate       0%
    Financing                          Cash To Seller        0%      Cash To Seller           0%   Cash To Seller          0%
    Conditions of Sale                 Arm's Length          0%      Arm's Length             0%   Arm's Length            0%
    Date of Sale (Time)                12-2001               0%      12-2001                  0%   04-2002                 0%
VALUE AFTER TRANS. ADJUST. ($/UNIT)               $62,821                       $47,533                         $77,703
    Location                           Comparable            0%      Comparable               0%   Comparable              0%
    Number of Units                    156                  -5%      152                     -5%   222                     5%
    Quality / Appeal                   Superior            -20%      Comparable               0%   Superior              -10%
    Age / Condition                    1985 / Average        0%      1984 / Average           0%   1996 / Excellent      -20%
    Occupancy at Sale                  87%                   0%      89%                      0%   93%                    -5%
    Amenities                          Comparable            0%      Comparable               0%   Superior              -10%
    Average Unit Size (SF)             917                   0%      729                      0%   926                     0%
PHYSICAL ADJUSTMENT                                        -25%                              -5%                         -40%
FINAL ADJUSTED VALUE ($/UNIT)                     $47,115                       $45,156                         $46,622

SUMMARY

VALUE RANGE (PER UNIT)                            $45,156 TO $47,783
MEAN (PER UNIT)                                   $46,400
MEDIAN (PER UNIT)                                 $46,622
VALUE CONCLUSION (PER UNIT)                       $47,000

VALUE OF IMPROVEMENT & MAIN SITE                                                     $21,150,000
   LESS: LEASE-UP COST                                                              -$   175,000
   PV OF CONCESSIONS                                                                -$   391,000
VALUE INDICATED BY SALES COMPARISON APPROACH                                         $20,584,000
ROUNDED                                                                              $20,600,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
FOOTHILL PLACE, SALT LAKE CITY, UTAH

                             NOI PER UNIT COMPARISON

                    SALE PRICE                   NOI/       SUBJECT NOI
COMPARABLE  NO. OF  -----------             -----------   --------------    ADJUSTMENT    INDICATED
   NO.      UNITS   PRICE/UNIT     OAR        NOI/UNIT    SUBJ. NOI/UNIT      FACTOR      VALUE/UNIT
----------------------------------------------------------------------------------------------------
   I-1       336    $16,900,000     9.03%   $1,526,760      $1,964,207        0.961         $48,316
                    $    50,298             $    4,544      $    4,365

   I-2       262    $12,500,000     9.13%   $1,141,545      $1,964,207        1.002         $47,796
                    $    47,710             $    4,357      $    4,365

   I-3       156    $ 9,800,000     9.10%   $  891,800      $1,964,207        0.764         $47,966
                    $    62,821             $    5,717      $    4,365

   I-4       152    $ 7,225,000     8.65%   $  625,000      $1,964,207        1.062         $50,458
                    $    47,533             $    4,112      $    4,365

   I-5       222    $17,250,000     7.92%   $1,366,067      $1,964,207        0.709         $55,118
                    $    77,703             $    6,153      $    4,365

                                   PRICE/UNIT

  Low                          High             Average                            Median
$47,796                      $55,118            $49,931                            $48,316

                VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit                  $    48,000
Number of Units                                   450

Value                                     $21,600,000
    Less: Lease-Up Cost                  -$   175,000
    PV of Concessions                    -$   391,000
                                         ------------
Value Based on NOI Analysis               $21,034,000
                              Rounded     $21,000,000

The adjusted sales indicate a range of value between $47,796 and $55,118 per unit, with an average of $49,931 per unit. Based on the subject's competitive position within the improved sales, a value of $48,000 per unit is estimated. This indicates an "as is" market value of $21,000,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
FOOTHILL PLACE, SALT LAKE CITY, UTAH

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                    SALE PRICE
COMPARABLE  NO. OF  -----------    EFFECTIVE          OPERATING                 SUBJECT
   NO.       UNITS  PRICE/UNIT    GROSS INCOME         EXPENSE      OER      PROJECTED OER     EGIM
-----------------------------------------------------------------------------------------------------
   I-1       336    $16,900,000    $ 2,602,764        $1,076,004   41.34%                      6.49
                    $    50,298

   I-2       262    $12,500,000    $ 1,966,496        $  824,951   41.95%                      6.36
                    $    47,710

   I-3       156    $ 9,800,000                                                 38.11%
                    $    62,821

   I-4       152    $ 7,225,000
                    $    47,533

   I-5       222    $17,250,000    $ 2,122,787        $  756,720   35.65%                      8.13
                    $    77,703

                                              EGIM

Low                       High                              Average              Median
----                      ----                              -------              ------
6.36                      8.13                               6.99                6.49

               VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Estimate EGIM                                                                              6.50
Subject EGI                                                                         $ 3,428,306

Value                                                                               $22,283,992
    Less: Lease-Up Cost                                                            -$   175,000
    PV of Concessions                                                              -$   391,000
                                                                                   ------------
Value Based on EGIM Analysis                                                        $21,717,992
                                            Rounded                                 $21,700,000

                    Value Per Unit                                                  $    48,222

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 38.11% before reserves. The comparable sales indicate a range of expense ratios from 35.65% to 41.95%, while their EGIMs range from 6.36 to 8.13. Overall, we conclude to an EGIM of 6.50, which results in an "as is" value estimate in the EGIM Analysis of $21,700,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $21,000,000.

Price Per Unit                              $20,600,000
NOI Per Unit                                $21,000,000
EGIM Analysis                               $21,700,000

Sales Comparison Conclusion                 $21,000,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
FOOTHILL PLACE, SALT LAKE CITY, UTAH

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
FOOTHILL PLACE, SALT LAKE CITY, UTAH

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                        SUMMARY OF ACTUAL AVERAGE RENTS

                                      Average
                  Unit Area   -----------------------
  Unit Type       (Sq. Ft.)    Per Unit      Per SF     %Occupied
-----------------------------------------------------------------
1Br/1Ba - A1            695   $      525   $     0.76      86.3%
2Br/1Ba - A2            775   $      546   $     0.70      74.8%
2Br/1Ba - A3            991   $      636   $     0.64      82.1%
2Br/1.5Ba - A4         1150   $      692   $     0.60      88.2%
2Br/2Ba - A5           1125   $      709   $     0.63      87.8%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
FOOTHILL PLACE, SALT LAKE CITY, UTAH

                                 RENT ANALYSIS

                                                                                    COMPARABLE RENTS
                                                                  -------------------------------------------------------
                                                                    R-1          R-2         R-3       R-4         R-5
                                                                  -------------------------------------------------------
                                                                                                      Irving
                                                                    The                               School     Pinnacle
                                                                  Palladio      The Covey  Santa Fe   House      Highland
                                                                  -------------------------------------------------------
                                                                                  COMPARISON TO SUBJECT
                                            SUBJECT      SUBJECT  -------------------------------------------------------
                           SUBJECT UNIT      ACTUAL      ASKING                 Slightly   Slightly  Slightly
      DESCRIPTION             TYPE            RENT        RENT    Superior      Inferior   Superior  Superior    Superior
-------------------------------------------------------------------------------------------------------------------------
Monthly Rent              1Br/1Ba - A1      $  525       $  560   $  750         $ 470      $  598     $  699    $  753
Unit Area (SF)                                 695          695      730           409         700        709       745
Monthly Rent Per Sq. Ft.                    $ 0.76       $ 0.81   $ 1.03         $1.15      $ 0.85     $ 0.99    $ 1.01

Monthly Rent              2Br/1Ba - A2      $  546       $  625                             $  685     $  836
Unit Area (SF)                                 775          775                                900        820
Monthly Rent Per Sq. Ft.                    $ 0.70       $ 0.81                             $ 0.76     $ 1.02

Monthly Rent              2Br/1Ba - A3      $  636       $  725   $  950                    $  705     $  959    $  825
Unit Area (SF)                                 991          991    1,038                       900      1,014     1,075
Monthly Rent Per Sq. Ft.                    $ 0.64       $ 0.73   $ 0.92                    $ 0.78     $ 0.95    $ 0.77

Monthly Rent              2Br/1.5Ba - A4    $  692       $  750                                                  $1,095
Unit Area (SF)                               1,150        1,150                                                   1,124
Monthly Rent Per Sq. Ft.                    $ 0.60       $ 0.65                                                  $ 0.97

Monthly Rent              2Br/2Ba - A5      $  709       $  725                                        $1,069    $1,200
Unit Area (SF)                               1,125        1,125                                         1,156     1,318
Monthly Rent Per Sq. Ft.                    $ 0.63       $ 0.64                                        $ 0.92     $0.91

DESCRIPTION                 MIN       MAX       MEDIAN   AVERAGE
----------------------------------------------------------------
Monthly Rent               $  470    $  753     $  699    $  654
Unit Area (SF)                409       745        709       658
Monthly Rent Per Sq. Ft.   $ 0.85    $ 1.15     $ 1.01    $ 1.01

Monthly Rent               $  685    $  836     $  760    $  760
Unit Area (SF)                820       900        860       860
Monthly Rent Per Sq. Ft.   $ 0.76    $ 1.02     $ 0.89    $ 0.89

Monthly Rent               $  705    $  959     $  888    $  860
Unit Area (SF)                900     1,075      1,026     1,007
Monthly Rent Per Sq. Ft.   $ 0.77    $ 0.95     $ 0.85    $ 0.85

Monthly Rent               $1,095    $1,095     $1,095    $1,095
Unit Area (SF)              1,124     1,124      1,124     1,124
Monthly Rent Per Sq. Ft.   $ 0.97    $ 0.97     $ 0.97    $ 0.97

Monthly Rent               $1,069    $1,200     $1,135    $1,135
Unit Area (SF)              1,156     1,318      1,237     1,237
Monthly Rent Per Sq. Ft.   $ 0.91    $ 0.92     $ 0.92    $ 0.92

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                          GROSS RENTAL INCOME PROJECTION

                                                               Market Rent
                          Number of       Unit Area       ----------------------        Monthly         Annual
Unit Type                   Units         (Sq. Ft.)       Per Unit        Per SF         Income         Income
----------------------------------------------------------------------------------------------------------------
1Br/1Ba - A1                  73              695           $550           $0.79        $ 40,150      $  481,800
2Br/1Ba - A2                 143              775           $600           $0.77        $ 85,800      $1,029,600
2Br/1Ba - A3                  84              991           $705           $0.71        $ 59,220      $  710,640
2Br/1.5Ba - A4                68            1,150           $725           $0.63        $ 49,300      $  591,600
2Br/2Ba - A5                  82            1,125           $710           $0.63        $ 58,220      $  698,640
                                                                                        ------------------------
                                                                           Total        $292,690      $3,512,280
                                                                                        ========================

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
FOOTHILL PLACE, SALT LAKE CITY, UTAH

SUMMARY OF HISTORICAL INCOME & EXPENSES

                               FISCAL YEAR 2000         FISCAL YEAR 2001          FISCAL YEAR 2002          FISCAL YEAR 2003
                           -----------------------------------------------------------------------------------------------------
                                    ACTUAL                    ACTUAL                   ACTUAL               MANAGEMENT BUDGET
                           -----------------------------------------------------------------------------------------------------
       DESCRIPTION            TOTAL      PER UNIT      TOTAL       PER UNIT      TOTAL       PER UNIT      TOTAL       PER UNIT
--------------------------------------------------------------------------------------------------------------------------------
Revenues
  Rental Income            $3,625,779   $    8,057   $3,731,115   $    8,291   $3,780,121   $    8,400   $3,723,330   $    8,274

  Vacancy                  $  140,898   $      313   $  170,497   $      379   $  462,280   $    1,027   $  440,780   $      980
  Credit Loss/Concessions  $  130,687   $      290   $  100,728   $      224   $  130,980   $      291   $  172,344   $      383
                           -----------------------------------------------------------------------------------------------------
    Subtotal               $  271,585   $      604   $  271,225   $      603   $  593,260   $    1,318   $  613,124   $    1,362

  Laundry Income           $   52,073   $      116   $   40,862   $       91   $   53,370   $      119   $   68,548   $      152
  Garage Revenue           $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0
  Other Misc. Revenue      $  137,862   $      306   $  227,672   $      506   $  295,658   $      657   $  257,764   $      573
                           -----------------------------------------------------------------------------------------------------
    Subtotal Other Income  $  189,935   $      422   $  268,534   $      597   $  349,028   $      776   $  326,312   $      725

                           -----------------------------------------------------------------------------------------------------
Effective Gross Income     $3,544,129   $    7,876   $3,728,424   $    8,285   $3,535,889   $    7,858   $3,436,518   $    7,637

Operating Expenses
  Taxes                    $  191,081   $      425   $  161,543   $      359   $  176,457   $      392   $  261,529   $      581
  Insurance                $   42,061   $       93   $   59,197   $      132   $   62,922   $      140   $   69,947   $      155
  Utilities                $  202,498   $      450   $  265,580   $      590   $  263,695   $      586   $  244,800   $      544
  Repair & Maintenance     $   72,268   $      161   $   89,262   $      198   $   61,749   $      137   $  122,850   $      273
  Cleaning                 $   85,288   $      190   $   79,138   $      176   $   96,992   $      216   $   85,600   $      190
  Landscaping              $   20,908   $       46   $   27,690   $       62   $   27,345   $       61   $        0   $        0
  Security                 $   24,757   $       55   $   21,633   $       48   $   10,517   $       23   $        0   $        0
  Marketing & Leasing      $   92,813   $      206   $   61,105   $      136   $   52,100   $      116   $   51,900   $      115
  General Administrative   $  371,096   $      825   $  469,465   $    1,043   $  350,529   $      779   $  373,731   $      831
  Management               $  181,405   $      403   $  197,955   $      440   $  178,585   $      397   $  188,106   $      418
  Miscellaneous            $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0

                           -----------------------------------------------------------------------------------------------------
Total Operating Expenses   $1,284,175   $    2,854   $1,432,568   $    3,183   $1,280,891   $    2,846   $1,398,463   $    3,108

  Reserves                 $        0   $        0   $        0   $        0   $        0   $        0   $        0   $        0

                           -----------------------------------------------------------------------------------------------------
Net Income                 $2,259,954   $    5,022   $2,295,856   $    5,102   $2,254,998   $    5,011   $2,038,055   $    4,529

                               ANNUALIZED 2003
                           -----------------------
                                  PROJECTION                  AAA PROJECTION
                           ------------------------------------------------------------
        DESCRIPTION           TOTAL      PER UNIT      TOTAL       PER UNIT        %
---------------------------------------------------------------------------------------
Revenues
  Rental Income            $3,633,708   $    8,075   $3,512,280   $    7,805     100.0%

  Vacancy                  $  599,304   $    1,332   $  245,860   $      546       7.0%
  Credit Loss/Concessions  $  122,556   $      272   $  175,614   $      390       5.0%
                           -----------------------------------------------------------
    Subtotal               $  721,860   $    1,604   $  421,474   $      937      12.0%

  Laundry Income           $   49,464   $      110   $   67,500   $      150       1.9%
  Garage Revenue           $        0   $        0   $        0   $        0       0.0%
  Other Misc. Revenue      $  257,004   $      571   $  270,000   $      600       7.7%
                           -----------------------------------------------------------
    Subtotal Other Income  $  306,468   $      681   $  337,500   $      750       9.6%

                           -----------------------------------------------------------
Effective Gross Income     $3,218,316   $    7,152   $3,428,306   $    7,618     100.0%

Operating Expenses
  Taxes                    $  254,716   $      566   $  258,750   $      575       7.5%
  Insurance                $   68,320   $      152   $   67,500   $      150       2.0%
  Utilities                $  257,536   $      572   $  247,500   $      550       7.2%
  Repair & Maintenance     $   47,512   $      106   $   90,000   $      200       2.6%
  Cleaning                 $  109,372   $      243   $   90,000   $      200       2.6%
  Landscaping              $    5,800   $       13   $        0   $        0       0.0%
  Security                 $        0   $        0   $        0   $        0       0.0%
  Marketing & Leasing      $   62,692   $      139   $   67,500   $      150       2.0%
  General Administrative   $  398,796   $      886   $  382,500   $      850      11.2%
  Management               $  168,848   $      375   $  102,849   $      229       3.0%
  Miscellaneous            $        0   $        0   $        0   $        0       0.0%

                           -----------------------------------------------------------
Total Operating Expenses   $1,373,592   $    3,052   $1,306,599   $    2,904      38.1%

  Reserves                 $        0   $        0   $  157,500   $      350      12.1%

                           -----------------------------------------------------------
Net Income                 $1,844,724   $    4,099   $1,964,207   $    4,365      57.3%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 12% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
FOOTHILL PLACE, SALT LAKE CITY, UTAH

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $350 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $350 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                              CAPITALIZATION RATES
               -------------------------------------------------
                      GOING-IN                   TERMINAL
               -------------------------------------------------
                LOW            HIGH         LOW           HIGH
----------------------------------------------------------------
RANGE          6.00%          10.00%       7.00%         10.00%
AVERAGE               8.14%                       8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
FOOTHILL PLACE, SALT LAKE CITY, UTAH

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.           SALE DATE          OCCUP.          PRICE/UNIT          OAR
--------------------------------------------------------------------------------
  I-1                Apr-01             90%             $50,298           9.03%
  I-2              July, 2001           92%             $47,710           9.13%
  I-3                Dec-01             87%             $62,821           9.10%
  I-4                Dec-01             89%             $47,533           8.65%
  I-5                Apr-02             93%             $77,703           7.92%
                                                        ----------------------
                                                           High           9.13%
                                                        ----------------------
                                                            Low           7.92%
                                                        ----------------------
                                                        Average           8.77%

Based on this information, we have concluded the subject's overall capitalization rate should be 9.00%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 9.75%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 11.50%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 11.50% indicates a value of $21,800,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
FOOTHILL PLACE, SALT LAKE CITY, UTAH

approximately 41% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
FOOTHILL PLACE, SALT LAKE CITY, UTAH

DISCOUNTED CASH FLOW ANALYSIS

                                 FOOTHILL PLACE

                    YEAR                APR-2004      APR-2005      APR-2006      APR-2007      APR-2008      APR-2009
                 FISCAL YEAR                1             2             3             4             5             6
-----------------------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                            $3,512,280    $3,617,648    $3,726,178    $3,837,963    $3,953,102    $4,071,695

  Vacancy                              $  447,104    $  253,235    $  260,832    $  268,657    $  276,717    $  285,019
  Credit Loss                          $  175,614    $  180,882    $  186,309    $  191,898    $  197,655    $  203,585
  Concessions                          $  245,860    $  144,706    $   74,524    $        0    $        0    $        0
                                       --------------------------------------------------------------------------------
    Subtotal                           $  868,578    $  578,824    $  521,665    $  460,556    $  474,372    $  488,603

  Laundry Income                       $   67,500    $   69,525    $   71,611    $   73,759    $   75,972    $   78,251
  Garage Revenue                       $        0    $        0    $        0    $        0    $        0    $        0
  Other Misc. Revenue                  $  270,000    $  278,100    $  286,443    $  295,036    $  303,887    $  313,004
                                       --------------------------------------------------------------------------------
      Subtotal Other Income            $  337,500    $  347,625    $  358,054    $  368,795    $  379,859    $  391,255

                                       --------------------------------------------------------------------------------
EFFECTIVE GROSS INCOME                 $2,981,202    $3,386,450    $3,562,567    $3,746,203    $3,858,589    $3,974,347

OPERATING EXPENSES:
  Taxes                                $  258,750    $  266,513    $  274,508    $  282,743    $  291,225    $  299,962
  Insurance                            $   67,500    $   69,525    $   71,611    $   73,759    $   75,972    $   78,251
  Utilities                            $  247,500    $  254,925    $  262,573    $  270,450    $  278,563    $  286,920
  Repair & Maintenance                 $   90,000    $   92,700    $   95,481    $   98,345    $  101,296    $  104,335
  Cleaning                             $   90,000    $   92,700    $   95,481    $   98,345    $  101,296    $  104,335
  Landscaping                          $        0    $        0    $        0    $        0    $        0    $        0
  Security                             $        0    $        0    $        0    $        0    $        0    $        0
  Marketing & Leasing                  $   67,500    $   69,525    $   71,611    $   73,759    $   75,972    $   78,251
  General Administrative               $  382,500    $  393,975    $  405,794    $  417,968    $  430,507    $  443,422
  Management                           $   89,436    $  101,593    $  106,877    $  112,386    $  115,758    $  119,230
  Miscellaneous                        $        0    $        0    $        0    $        0    $        0    $        0

                                       --------------------------------------------------------------------------------
TOTAL OPERATING EXPENSES               $1,293,186    $1,341,456    $1,383,935    $1,427,756    $1,470,589    $1,514,707

  Reserves                             $  157,500    $  162,225    $  167,092    $  172,105    $  177,268    $  182,586

                                       --------------------------------------------------------------------------------
NET OPERATING INCOME                   $1,530,516    $1,882,769    $2,011,540    $2,146,342    $2,210,733    $2,277,054

  Operating Expense Ratio (% of EGI)         43.4%         39.6%         38.8%         38.1%         38.1%         38.1%
  Operating Expense Per Unit           $    2,874    $    2,981    $    3,075    $    3,173    $    3,268    $    3,366

                 YEAR                   APR-2010       APR-2011     APR-2012      APR-2013      APR-2014
              FISCAL YEAR                   7             8             9             10            11
---------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                            $4,193,846    $4,319,661    $4,449,251    $4,582,729    $4,720,211

  Vacancy                              $  293,569    $  302,376    $  311,448    $  320,791    $  330,415
  Credit Loss                          $  209,692    $  215,983    $  222,463    $  229,136    $  236,011
  Concessions                          $        0    $        0    $        0    $        0    $        0
                                       ------------------------------------------------------------------
    Subtotal                           $  503,262    $  518,359    $  533,910    $  549,927    $  566,425

  Laundry Income                       $   80,599    $   83,016    $   85,507    $   88,072    $   90,714
  Garage Revenue                       $        0    $        0    $        0    $        0    $        0
  Other Misc. Revenue                  $  322,394    $  332,066    $  342,028    $  352,289    $  362,857
                                       ------------------------------------------------------------------
      Subtotal Other Income            $  402,993    $  415,082    $  427,535    $  440,361    $  453,572

                                       ------------------------------------------------------------------
EFFECTIVE GROSS INCOME                 $4,093,577    $4,216,384    $4,342,876    $4,473,162    $4,607,357

OPERATING EXPENSES:
  Taxes                                $  308,961    $  318,230    $  327,777    $  337,610    $  347,738
  Insurance                            $   80,599    $   83,016    $   85,507    $   88,072    $   90,714
  Utilities                            $  295,528    $  304,394    $  313,526    $  322,931    $  332,619
  Repair & Maintenance                 $  107,465    $  110,689    $  114,009    $  117,430    $  120,952
  Cleaning                             $  107,465    $  110,689    $  114,009    $  117,430    $  120,952
  Landscaping                          $        0    $        0    $        0    $        0    $        0
  Security                             $        0    $        0    $        0    $        0    $        0
  Marketing & Leasing                  $   80,599    $   83,016    $   85,507    $   88,072    $   90,714
  General Administrative               $  456,725    $  470,427    $  484,540    $  499,076    $  514,048
  Management                           $  122,807    $  126,492    $  130,286    $  134,195    $  138,221
  Miscellaneous                        $        0    $        0    $        0    $        0    $        0

                                       ------------------------------------------------------------------
TOTAL OPERATING EXPENSES               $1,560,148    $1,606,952    $1,655,161    $1,704,816    $1,755,960

  Reserves                             $  188,063    $  193,705    $  199,516    $  205,502    $  211,667

                                       ------------------------------------------------------------------
NET OPERATING INCOME                   $2,345,366    $2,415,727    $2,488,199    $2,562,845    $2,639,730

  Operating Expense Ratio (% of EGI)         38.1%         38.1%         38.1%         38.1%         38.1%
  Operating Expense Per Unit           $    3,467    $    3,571    $    3,678    $    3,788    $    3,902

Estimated Stabilized NOI              $1,964,207         Sales Expense Rate             2.00%
Months to Stabilized                          12         Discount Rate                 11.50%
Stabilized Occupancy                        93.0%        Terminal Cap Rate              9.75%

Gross Residual Sale Price      $27,074,156           Deferred Maintenance          $         0
  Less: Sales Expense          $   541,483           Add: Excess Land              $         0
                               -----------           Other Adjustments             $         0
Net Residual Sale Price        $26,532,673                                         -----------
PV of Reversion                $ 8,933,720           Value Indicated By "DCF"      $21,828,535
Add: NPV of NOI                $12,894,815                          Rounded        $21,800,000
                               -----------
PV Total                       $21,828,535


                          "DCF" VALUE SENSITIVITY TABLE

                                                                   DISCOUNT RATE
                                     -----------------------------------------------------------------------------------
    TOTAL VALUE                         11.00%           11.25%            11.50%             11.75%           12.00%
------------------------------------------------------------------------------------------------------------------------
TERMINAL CAP RATE         9.25%      $23,061,238      $22,682,214       $22,311,438        $21,948,704       $21,593,810
                          9.50%      $22,802,041      $22,428,783       $22,063,633        $21,706,386       $21,356,847
                          9.75%      $22,556,136      $22,188,348       $21,828,535        $21,476,495       $21,132,036
                         10.00%      $22,322,526      $21,959,935       $21,605,192        $21,258,099       $20,918,466
                         10.25%      $22,100,311      $21,742,664       $21,392,743        $21,050,356       $20,715,313

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
FOOTHILL PLACE, SALT LAKE CITY, UTAH

INCOME LOSS DURING LEASE-UP

The subject is currently 82% occupied, below our stabilized occupancy projection. We have estimated a 12-month lease-up period. An adjustment must be made to bring the subject to a stabilized operating level. To account for this income loss during lease-up, we have compared the current DCF analysis to an "as stabilized" DCF analysis assuming the subject's occupancy were stabilized. The difference in net operating income during the lease-up period is discounted to a present value figure of $175,000 as shown in the following table.

              DESCRIPTION                      YEAR 1
-------------------------------------------------------
"As Is" Net Operating Income                 $1,530,516
Stabilized Net Operating Income              $1,725,723
                                             ----------
Difference                                   $  195,208

PV of Income Loss During Lease-Up            $  175,074

                                             ----------
                                 Rounded     $  175,000
                                             ----------

CONCESSIONS

Due to softness in the market, concessions have been utilized at the subject property and within the market. Based on our discussions with the subject's property manager and those at competing properties, these concessions are expected to continue in the near term until the market returns to a stabilized level. Concessions have been included as a line item deduction within the discounted cash flow analysis. The present value of these concessions equates to $391,000 (rounded). This amount has been deducted from the Direct Capitalization analysis, as well as the Sales Comparison Approach value.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 35
FOOTHILL PLACE, SALT LAKE CITY, UTAH

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 9.00% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 36
FOOTHILL PLACE, SALT LAKE CITY, UTAH

                                 FOOTHILL PLACE

                                                            TOTAL          PER SQ. FT.      PER UNIT          %OF EGI
---------------------------------------------------------------------------------------------------------------------
REVENUE
    Base Rent                                            $  3,512,280     $       8.46    $      7,805

    Less: Vacancy & Collection Loss          12.00%      $    421,474     $       1.01    $        937

    Plus: Other Income
        Laundry Income                                   $     67,500     $       0.16    $        150           1.97%
        Garage Revenue                                   $          0     $       0.00    $          0           0.00%
        Other Misc. Revenue                              $    270,000     $       0.65    $        600           7.88%
                                                         ------------------------------------------------------------
           Subtotal Other Income                         $    337,500     $       0.81    $        750           9.84%

EFFECTIVE GROSS INCOME                                   $  3,428,306     $       8.26    $      7,618

OPERATING EXPENSES:
    Taxes                                                $    258,750     $       0.62    $        575           7.55%
    Insurance                                            $     67,500     $       0.16    $        150           1.97%
    Utilities                                            $    247,500     $       0.60    $        550           7.22%
    Repair & Maintenance                                 $     90,000     $       0.22    $        200           2.63%
    Cleaning                                             $     90,000     $       0.22    $        200           2.63%
    Landscaping                                          $          0     $       0.00    $          0           0.00%
    Security                                             $          0     $       0.00    $          0           0.00%
    Marketing & Leasing                                  $     67,500     $       0.16    $        150           1.97%
    General Administrative                               $    382,500     $       0.92    $        850          11.16%
    Management                                3.00%      $    102,849     $       0.25    $        229           3.00%
    Miscellaneous                                        $          0     $       0.00    $          0           0.00%

TOTAL OPERATING EXPENSES                                 $  1,306,599     $       3.15    $      2,904          38.11%

    Reserves                                             $    157,500     $       0.38    $        350           4.59%
                                                         ------------------------------------------------------------
NET OPERATING INCOME                                     $  1,964,207     $       4.73    $      4,365          57.29%
    "GOING IN" CAPITALIZATION RATE                               9.00%

    VALUE INDICATION                                     $ 21,824,525     $      52.56    $     48,499

    LESS: LEASE-UP COST                                 ($    175,000)
    PV OF CONCESSIONS                                   ($    391,000)

    "AS IS" VALUE INDICATION
        (DIRECT CAPITALIZATION APPROACH)                 $ 21,258,525

                             ROUNDED                     $ 21,300,000     $      51.29    $     47,333

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 37
FOOTHILL PLACE, SALT LAKE CITY, UTAH

                 DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE          VALUE        ROUNDED       $/UNIT         $/SF
--------------------------------------------------------------------
8.25%          $23,242,572   $23,200,000   $    51,556   $     55.87
8.50%          $22,542,320   $22,500,000   $    50,000   $     54.18
8.75%          $21,882,082   $21,900,000   $    48,667   $     52.74
9.00%          $21,258,525   $21,300,000   $    47,333   $     51.29
9.25%          $20,668,673   $20,700,000   $    46,000   $     49.85
9.50%          $20,109,865   $20,100,000   $    44,667   $     48.40
9.75%          $19,579,715   $19,600,000   $    43,556   $     47.20

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $21,300,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis              $21,800,000
Direct Capitalization Method               $21,300,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $21,500,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 38
FOOTHILL PLACE, SALT LAKE CITY, UTAH

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                        Not Utilized
Sales Comparison Approach            $21,000,000
Income Approach                      $21,500,000
Reconciled Value                     $21,500,000

The Income Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 2, 2003 the market value of the fee simple estate in the property is:

                                   $21,500,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
FOOTHILL PLACE, SALT LAKE CITY, UTAH

                                     ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
FOOTHILL PLACE, SALT LAKE CITY, UTAH

                                    EXHIBIT A
                              SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
FOOTHILL PLACE, SALT LAKE CITY, UTAH

                              SUBJECT PHOTOGRAPHS

                    [PICTURE]                                [PICTURE]

                   PARKING AREA                        EXTERIOR - REAR VIEW

                    [PICTURE]                                [PICTURE]

                TYPICAL EXTERIOR                    EXTERIOR - VIEW LOOKING WEST

                    [PICTURE]                                [PICTURE]

EXTERIOR - LOOKING SOUTHEAST ACROSS A PARKING LOT         TYPICAL BATHROOM

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
FOOTHILL PLACE, SALT LAKE CITY, UTAH

                              SUBJECT PHOTOGRAPHS

        [PICTURE]                                      [PICTURE]

    INTERIOR - KITCHEN                       INTERIOR - TYPICAL LIVING ROOM

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
FOOTHILL PLACE, SALT LAKE CITY, UTAH

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
FOOTHILL PLACE, SALT LAKE CITY, UTAH

                   PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

  COMPARABLE I-1          COMPARABLE I-2           COMPARABLE I-3
  BRIGHTON PLACE         MOUNTAIN SHADOWS            RIVERBEND
6900 South 135 West    3825 South 700 West    845 West River Hollow Road
  Midlvale, Utah       Salt Lake City, Utah     Salt Lake City, Utah

    [PICTURE]              [PICTURE]                [PICTURE]

   COMPARABLE I-4         COMPARABLE I-5
RAINTREE APARTMENTS       ALPINE MEADOWS
 870 North 900 West     845 East 9000 South
Salt Lake City, Utah       Sandy, Utah

    [PICTURE]              [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
FOOTHILL PLACE, SALT LAKE CITY, UTAH

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                                        COMPARABLE
          DESCRIPTION                                     SUBJECT                                         R - 1
----------------------------------------------------------------------------------------------------------------------------------
    Property Name                      Foothill Place                                 The Palladio
    Management Company                 Aimco                                          Wasatch Property Management
LOCATION:
    Address                            2260 South Foothill Drive                       360 South 200 West
    City, State                        Salt Lake City, Utah                           Salt Lake City, Utah
    County                             Salt Lake County                               Salt Lake County
    Proximity to Subject                                                              4-mile from the subject
PHYSICAL CHARATERISTICS:
    Net Rentable Area (SF)             415,254                                        112,000
    Year Built                         1973                                           1996 & 1997
    Effective Age                      18                                             5
    Building Structure Type            Wood Frame                                     Class C
    Parking Type (Gr., Cov., etc.)     Open , Covered                                 Open , Covered
    Number of Units                    450                                            245
    Unit Mix:                                 Type           Unit  Qty.  Mo. Rent         Type                 Unit  Qty.      Mo.
                                        1 1Br/1Ba - A1        695   73     $525        1 1/Br/1Ba                730  152     $750
                                        2 2Br/1Ba - A2        775  143     $546        3 2Br/2Ba               1,038   93     $950
                                        3 2Br/1Ba - A3        991   84     $636
                                        4 2Br/1.5Ba - A4    1,150   68     $692
                                        5 2Br/2Ba - A5      1,125   82     $709
    Average Unit Size (SF)             923                                            847
    Unit Breakdown:                       Efficiency          2-Bedroom                 Efficiency              2-Bedroom      38%
                                          1-Bedroom           3-Bedroom                 1-Bedroom        62%    3-Bedroom
CONDITION:                             Average                                        Excellent
APPEAL:                                Average                                        Very Good
AMENITIES:
    Unit Amenities                      X     Attach. Garage       Vaulted Ceiling           Attach. Garage   X   Vaulted Ceiling
                                        X     Balcony                                   X    Balcony          X
                                        X     Fireplace                                      Fireplace
                                        X     Cable TV Ready                            X    Cable TV Ready
    Project Amenities                   X     Swimming Pool                             X    Swimming Pool
                                        X     Spa/Jacuzzi          Car Wash             X    Spa/Jacuzzi          Car Wash
                                              Basketball Court     BBQ Equipment             Basketball Court     BBQ Equipment
                                        X     Volleyball Court     Theater Room              Volleyball Court     Theater Room
                                        X     Sand Volley Ball     Meeting Hall              Sand Volley Ball     Meeting Hall
                                              Tennis Court         Secured Parking      X    Tennis Court         Secured Parking
                                              Racquet Ball      X  Laundry Room              Racquet Ball         Laundry Room
                                              Jogging Track        Business Office           Jogging Track        Business Office
                                        X     Gym Room                                  X    Gym Room

OCCUPANCY:                             82%                                            97%
LEASING DATA:
    Available Leasing Terms            12 mos                                         12 mos
    Concessions                        No                                             No
    Pet Deposit                        No                                             No
    Utilities Paid by Tenant:           X     Electric             Natural Gas          X    Electric         X   Natural Gas
                                        X     Water                Trash                X    Water                Trash
    Confirmation                       Inspection                                     Emily Clark
    Telephone Number                                                                  801-320-4400
NOTES:
    COMPARISON TO SUBJECT:                                                            Superior

                                                      COMPARABLE                                         COMPARABLE
          DESCRIPTION                                   R - 2                                               R - 3
-----------------------------------------------------------------------------------------------------------------------------------
    Property Name                      The Covey                                       Santa Fe
    Management Company                 Private                                         Real Estate Management Associates
LOCATION:
    Address                            239 East South Temple                           1550 East Fort Union Boulevard
    City, State                        Salt Lake City, Utah                            Salt Lake City, Utah
    County                             Salt Lake County                                Salt Lake County
    Proximity to Subject               4-mile from the subject                         6-mile from the subject
PHYSICAL CHARATERISTICS:
    Net Rentable Area (SF)                                                             430,000
    Year Built                         1909                                            15
    Effective Age                      20                                              10
    Building Structure Type            Class C                                         Class C
    Parking Type (Gr., Cov., etc.)     Open, Covered                                   Open, Covered
    Number of Units                    75                                              492
    Unit Mix:                              Type                 Unit   Qty.    Mo.         Type                 Unit  Qty.  Mo.
                                        1 1Br/1Ba               300            $425     1 1Br/1Ba               700   123   $595
                                        1 1Br/1Ba               325            $440     1 1Br/1Ba               700   123   $600
                                        1 1Br/1Ba               505            $505     2 2Br/1Ba               900   123   $685
                                        1 1Br/1Ba               505            $510     3 2Br/2Ba               900   123   $705
    Average Unit Size (SF)                                                             800
    Unit Breakdown:                       Efficiency 100%       2-Bedroom                 Efficiency            2-Bedroom   50%
                                          1-Bedroom             3-Bedroom                 1-Bedroom     50%     3-Bedroom
CONDITION:                             Good                                            Good
APPEAL:                                Fair                                            Good
AMENITIES:
    Unit Amenities                             Attach. Garage      Vaulted Ceiling             Attach. Garage   X   Vaulted Ceiling
                                        X      Balcony                                  X      Balcony          X
                                               Fireplace                                X      Fireplace
                                               Cable TV Ready                           X      Cable TV Ready
    Project Amenities                          Swimming Pool                            X      Swimming Pool
                                               Spa/Jacuzzi         Car Wash             X      Spa/Jacuzzi          Car Wash
                                               Basketball Court    BBQ Equipment        X      Basketball Court     BBQ Equipment
                                               Volleyball Court    Theater Room                Volleyball Court     Theater Room
                                               Sand Volley Ball    Meeting Hall         X      Sand Volley Ball     Meeting Hall
                                               Tennis Court        Secured Parking      X      Tennis Court         Secured Parking
                                               Racquet Ball        Laundry Room                Racquet Ball         Laundry Room
                                               Jogging Track       Business Office             Jogging Track        Business Office
                                        X      Gym Room                                 X      Gym Room
OCCUPANCY:                             96%                                             93%
LEASING DATA:
    Available Leasing Terms            12 mos                                          12 mos
    Concessions                        No                                              Yes - One month on 13 month lease
    Pet Deposit                        No                                              No
    Utilities Paid by Tenant:           X      Electric         X      Natural Gas      X      Electric          X  Natural Gas
                                               Water                   Trash            X      Water                Trash
    Confirmation                       Micahel Caraasco                                Josh Anderson
    Telephone Number                   801-355-5021                                    877-457-8250
NOTES:
    COMPARISON TO SUBJECT:             Slightly Inferior                               Slightly Superior

                                                       COMPARABLE                                       COMPARABLE
          DESCRIPTION                                    R - 4                                            R - 5
-----------------------------------------------------------------------------------------------------------------------------------
    Property Name                      Irving School House                             Pinnacle Highland
    Management Company                 Metric Management                               Alliance Company
LOCATION:
    Address                            1155 East 2100 South                            7673 South Highland Dr
    City, State                        Salt Lake City, Utah                            Salt Lake City, Utah
    County                             Salt Lake County                                Salt Lake County
    Proximity to Subject               1.5-mile from the subject                       2-mile from the subject
PHYSICAL CHARATERISTICS:
    Net Rentable Area (SF)             215,000                                         560,000
    Year Built                         100                                             8
    Effective Age                      10                                              8
    Building Structure Type            Class C                                         Class C
    Parking Type (Gr., Cov., etc.)     Open, Covered                                   Open, Covered
    Number of Units                    232                                             522
    Unit Mix:                              Type           Unit       Qty.     Mo.         Type           Unit      Qty.     Mo.
                                        1 1Br/1Ba           709       96     $  699     1 1Br/1Ba          718     120     $  705
                                        2 1Br/1Ba           789       48     $  799     1 1Br/1Ba          771     120     $  800
                                        2 1Br/1Ba           883       24     $  909     3 2Br/2Ba        1,075     110     $  825
                                        3 2Br/2Ba         1,014       48     $  959     4 2Br/2Ba        1,124     110     $1,095
                                        5 2Br/2Ba         1,156       16     $1,069     5 3Br/2Ba        1,318      62     $1,200
    Average Unit Size (SF)             837                                             962
    Unit Breakdown:                      Efficiency               2-Bedroom              Efficiency           2-Bedroom     42%
                                         1-Bedroom                3-Bedroom              1-Bedroom      46%   3-Bedroom     12%
CONDITION:                             Very Good                                       Very Good
APPEAL:                                Very Good                                       Very Good
AMENITIES:
    Unit Amenities                            Attach. Garage    X   Vaulted Ceiling      X   Attach. Garage   X     Vaulted Ceiling
                                         X    Balcony           X                        X   Balcony
                                         X    Fireplace                                  X   Fireplace
                                         X    Cable TV Ready                                 Cable TV Ready
    Project Amenities                    X    Swimming Pool                              X   Swimming Pool
                                         X    Spa/Jacuzzi           Car Wash             X   Spa/Jacuzzi            Car Wash
                                         X    Basketball Court      BBQ Equipment            Basketball Court       BBQ Equipment
                                              Volleyball Court      Theater Room             Volleyball Court       Theater Room
                                              Sand Volley Ball  X   Meeting Hall             Sand Volley Ball       Meeting Hall
                                              Tennis Court          Secured Parking          Tennis Court           Secured Parking
                                         X    Racquet Ball      X   Laundry Room             Racquet Ball           Laundry Room
                                              Jogging Track         Business Office          Jogging Track          Business Office
                                         X    Gym Room                                   X   Gym Room
OCCUPANCY:                             93%                                             90%
LEASING DATA:
    Available Leasing Terms            12 mos                                          12 mos
    Concessions                        Yes - 1 mo free rent                            Yes - 1 mo free rent
    Pet Deposit                        No                                              No
    Utilities Paid by Tenant:            X    Electric          X   Natural Gas          X   Electric         X     Natural Gas
                                         X    Water             X   Trash                X   Water                  Trash
    Confirmation                       Michelle Riggs                                  Andy Clark
    Telephone Number                   801-493-2000                                    877-269-4692
NOTES:
    COMPARISON TO SUBJECT:             Slightly Superior                               Superior

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
FOOTHILL PLACE, SALT LAKE CITY, UTAH

                   PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

   COMPARABLE R-1            COMPARABLE R-2              COMPARABLE R-3
    THE PALLADIO               THE COVEY                    SANTA FE
 360 South 200 West      239 East South Temple    1550 East Fort Union Boulevard
Salt Lake City, Utah     Salt Lake City, Utah          Salt Lake City, Utah

    [PICTURE]                  [PICTURE]                     [PICTURE]

   COMPARABLE R-4           COMPARABLE R-5
IRVING SCHOOL HOUSE      PINNACLE HIGHLAND
1155 East 2100 South     7673 South Highland Dr
Salt Lake City, Utah     Salt Lake City, Utah

    [PICTURE]                  [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
FOOTHILL PLACE, SALT LAKE CITY, UTAH

                                    EXHIBIT C
                      ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
FOOTHILL PLACE, SALT LAKE CITY, UTAH

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
FOOTHILL PLACE, SALT LAKE CITY, UTAH

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
FOOTHILL PLACE, SALT LAKE CITY, UTAH

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the Appraisal Institute or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
FOOTHILL PLACE, SALT LAKE CITY, UTAH

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally inspected the subject property. No one provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institute's continuing education requirements.

                                                    -s- JUDE FLYNN
                                             ----------------------------
                                                 Jude Flynn, MAI, SRA
                                         Managing Principal, Real Estate Group
                                        Utah Temporary Practice Permit #CG021105

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
FOOTHILL PLACE, SALT LAKE CITY, UTAH

                                    EXHIBIT E
                          QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
FOOTHILL PLACE, SALT LAKE CITY, UTAH

                                         JUDE T. FLYNN, MAI, SRA
                                   PRINCIPAL, REAL ESTATE ADVISORY GROUP

POSITION Jude T. Flynn is a Principal for the Boston Real Estate Advisory Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

Valuation            Mr. Flynn has completed appraisals of commercial and
                     residential real estate. He has also generated discounted cash flow and sensitivity analyses for investment-grade real estate, securitization, and pension funds/insurance industries.

                     Analyses Mr. Flynn has performed involve various types of investment-grade real estate throughout the continental United States including apartments, cooperatives, hotels, industrial and research and development parks, office buildings, regional shopping centers, and undeveloped acreage.

                     Additionally, Mr. Flynn has experience in valuation for acquisitions, ad valorem, arbitration, asset management, cost segregation, development, dispositions, due diligence, lease analysis, and portfolio analysis.

Business Mr. Flynn first joined AAA in 1998 and was promoted to his current position in 2001. Prior to joining AAA, he was a manager at Deloitte & Touche, LLP, and an appraisal director at Marshall and Stevens, Inc.

EDUCATION            Saint Anselm College
                     Bachelor of Arts - History

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
FOOTHILL PLACE, SALT LAKE CITY, UTAH

STATE CERTIFICATIONS State of Maine, Certified General Real Property Appraiser,
                     #CG953

                     Commonwealth of Massachusetts, Certified General Real Estate Appraiser, #926 State of Rhode Island, Certified General Real Estate
                     Appraiser,
                     #A00829G

PROFESSIONAL         Appraisal Institute, MAI Designated Member and Senior
AFFILIATIONS         Residential Appraiser

VALUATION AND        Mr. Flynn completes several courses annually as part of the
SPECIAL COURSES      continuing education requirements of the Appraisal
                     Institute. In addition, he attends real estate and financial industry-related conferences and seminars.

PUBLICATIONS         "Considering Business Enterprise Value," New England Real
                     Estate Journal, 2000

AMERICAN APPRAISAL ASSOCIATES, INC.
FOOTHILL PLACE, SALT LAKE CITY, UTAH

                           GENERAL SERVICE CONDITIONS

AMERICAN APPRAISAL ASSOCIATES, INC.
FOOTHILL PLACE, SALT LAKE CITY, UTAH

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.